Exhibit 99.1

Identiv Reports Preliminary Fiscal Year 2019 and Fourth Quarter Results

Management to Host Conference Call Today, Thursday, January 30 at 5:00 p.m. ET

FREMONT, Calif., January 30, 2020 — Identiv, Inc. (NASDAQ: INVE), a global provider of physical security and secure identification, reported preliminary unaudited results for the fiscal year and the fourth quarter ended December 31, 2019.

Preliminary Fiscal Year 2019 Results

Based on preliminary unaudited results, the Company expects total revenues for the fiscal year 2019 to range between $83.5 million and $83.6 million. The preliminary unaudited revenue range includes a reserve of $0.5 million related to a 3VR shipment in Q4 2019 to a Mexican-based financial institution. Last week, Identiv received new information from this customer regarding the customer’s anticipated economic uncertainty. Identiv has therefore fully reserved the shipment until there is more clarity from the customer. This compares to total revenues of $78.1 million for the fiscal year 2018. The range represents 7% growth year-over-year. Additionally, without the 23% reduction in Identiv’s Access Cards business as the Company has continued on its previously disclosed strategy to exit low margin, third party products, consolidated growth was up 14% year-over-year. Standalone software and services revenue comprised 13% of total revenue in fiscal 2019, which was up 207 basis points over fiscal 2018. Recurring revenue accounted for 9% of total revenue in fiscal 2019, which was up 117 basis points over fiscal 2018.

GAAP gross margin for the fiscal year 2019 is expected to be 44%, based on preliminary unaudited results. This compares to GAAP gross margin of 43% for the fiscal year 2018.

GAAP net loss attributable to Identiv, Inc. for the fiscal year 2019 is expected to range between $1.5 million and $1.4 million, or $(0.15) and $(0.14) per basic and diluted share, based on preliminary unaudited results. This compares to GAAP net loss attributable to Identiv, Inc. of $4.7 million, or $(0.35) per basic and diluted share, for the fiscal year 2018.

Non-GAAP adjusted EBITDA for the fiscal year 2019 is expected to range between $6.6 million and $6.7 million, based on preliminary unaudited results. This compares to non-GAAP adjusted EBITDA of $5.7 million for the fiscal year 2018.

The Company expects positive GAAP net cash from operations for the fiscal year 2019 to range between $0.5 million to $0.6 million, compared to GAAP net cash used in operations of $(5.2) million in fiscal year 2018. The Company expects non-GAAP free cash flow for the same period to range between $0.2 million and $0.3 million, an improvement from negative non-GAAP free cash flow of $(6.5) million for the fiscal year 2018.

Preliminary Fourth Quarter 2019 Results

Based on preliminary unaudited results, the Company expects total revenues for the fourth quarter of 2019 to range between $18.7 million and $18.8 million. The preliminary unaudited fourth quarter revenues include a reserve of $0.5 million related to a 3VR shipment during Q4 of 2019 discussed above. This compares to total revenues of $21.3 million in the fourth quarter of 2018.

GAAP gross margin for the fourth quarter of 2019 is expected to be 39%, based on preliminary unaudited results. This compares to GAAP gross margin of 48% in the fourth quarter of 2018. The change in gross margin was primarily due to differences in segment mix as well as a $2.5 million deployment of Thursby software solutions with gross margins in excess of 70%, which was recognized in Q4 2018.

GAAP net loss attributable to Identiv, Inc. for the fourth quarter of 2019 is expected to range between $2.2 million and $2.1 million, or $(0.14) and $(0.13) per basic and diluted share, based on preliminary unaudited results. This compares to net income attributable to Identiv, Inc. of $0.6 million, or $(0.01) per basic and diluted share, in the fourth quarter of 2018.

Non-GAAP adjusted EBITDA for the fourth quarter of 2019 is expected to range between $0.0 million and $0.1 million, based on preliminary unaudited results. This compares to non-GAAP adjusted EBITDA of $3.1 million in the fourth quarter of 2018.

All financial information for the fourth quarter and fiscal year ended December 31, 2019 included in this press release is preliminary, unaudited and subject to change. The Company has not completed preparation of its financial statements for the quarter or year ended December 31, 2019, nor has the audit of its financial statements been completed. The preliminary, unaudited financial results included in this press release are based on current expectations and are subject to adjustment. Actual results may differ materially from those disclosed in this press release. Complete audited financial results for the fourth quarter and fiscal year ended December 31, 2019 will be released in March 2020.

Fourth Quarter 2019 and Recent Operational Highlights

•	Launched subscription-based Hirsch Velocity Cirrus, the industry’s most reliable cloud-based access control as a service (ACaaS) solution

•	Launched subscription-based secure mobile PDF signing for armed forces, federal agencies, and commercial customers to provide CAC and PIC-Authenticated document signing from mobile devices

•	Partnered with SiteWatch Safety to deliver cloud-based emergency electronic mustering via Freedom Access Control to enhance personnel safety for a major oil and gas infrastructure project in Canada

•	Launched eco-friendly RFID and NFC tags for environmentally conscious companies focusing on a sustainable ecological footprint

•	Booked $2.0 million from multiple contract orders in the first week of January 2020

•	Backlog as of January 17, 2020 was up 36% from the same period last year

Amended Loan and Security Agreement with East West Bank

The Company amended its Loan and Security Agreement with East West Bank (EWB). This is the twelfth such periodic amendment. This amendment to the Agreement retains the total credit amount of $20.0 million but includes a $4.5 million term loan component for a 12-month period and lowers the revolving credit line to $15.5 million. Additional details of the amended Loan and Security Agreement are included in a Form 8-K, which the Company filed today.

Management Commentary

“Throughout 2019, we focused on establishing our total security and advanced identity solutions as leading products in a transforming market,” said Identiv CEO, Steven Humphreys. “Despite the fact that we believe we remain in a uniquely strong position technically and strategically, our fourth quarter results were softer than expected. Approximately $1 million of Thursby software contracts and $3 million of federal government contracts related to our Premises business shifted into 2020.

“Additionally, we experienced customers considering migrating from systems purchases to subscriptions at year end due to the launch of our new SaaS products, Velocity Cirrus and secure mobile PDF signing. As we transition our business model from predominantly system sales to more SaaS-based revenues, predictability and visibility will increase, but revenue will be recognized over a longer period.

“While these circumstances negatively impacted our fourth quarter financial results, we believe our business overall remains robust. Based on our preliminary results, our Premises business grew 20% in 2019, which is approximately three times the industry’s growth rate, and in the fourth quarter, our RFID business grew 62% over Q4 2018. In 2019, we maintained stable operating expenses and solid gross margins, driving an 18% increase in non-GAAP adjusted EBITDA and positive free cash flow. We’ve carried this momentum into 2020 by building a strong backlog and by booking $2.0 million in orders during the first week of January alone. We’re building a broader pipeline, strong sales teams and diverse channels designed to ensure revenue resilience and predictability over time.

“While there are excellent opportunities ahead of us, we believe the key to mitigating variance and ensuring predictable financial results is greater scale and greater recurring revenues. Greater scale provides more options. It allows us to adapt and to absorb fluctuations more effectively. The independent members of the Board of Directors are working with management to ensure we’re pursuing the best path to realize the full financial potential of our business for our customers, partners, employees and investors.”

Exploration of Strategic Alternatives

The independent members of the Board of Directors have initiated a process to explore strategic alternatives to enhance stockholder value. They may retain an independent financial advisor or other external resources to assist in the exploration of strategic alternatives.

“As we’ve grown, the management team has proven the leverage in the business model, with expanding gross profit margins and non-GAAP adjusted EBITDA margins,” said Jim Ousley, Chairman of the Board. “The Company was able to achieve this performance while successfully establishing Identiv as a leader in the highest-growth segments of the transforming physical security and secure identification space. However, we believe additional scale is required to consistently accelerate growth and profitability. The independent members of the Board of Directors are exploring strategic alternatives, which may include engaging independent experts to bring new perspectives to help the Company realize scale and maximize shareholder value.”

No timetable has been set for Identiv’s evaluation of strategic alternatives. Identiv does not expect to comment further or update the market with any additional information on this matter unless and until the Independent Directors have approved a specific transaction or otherwise deem disclosure necessary or appropriate. There can be no assurance that the review of strategic alternatives will result in Identiv pursuing a particular transaction or completing any transaction.

Identiv is also taking steps to reduce its cash usage. As part of this effort, CEO Steven Humphreys has agreed that, effective February 1, 2020, his salary net of withholding and deductions will be paid all in vested common stock. In addition, the Board has approved a change in the form of payment of annual retainer fees to directors. Effective as of February 1, 2020, such fees will be paid entirely in restricted stock units, as opposed to the current combination of cash (50%) and restricted stock units (50%).

Updated Fiscal 2020 Outlook

Identiv is providing updated guidance for the full year ending December 31, 2020. The Company now expects total revenues to range between $86.0 million and $90.0 million, which would represent an increase of 5% compared to the midpoint of the Company’s updated guidance and preliminary results for fiscal 2019. Additionally, without the 8% reduction in Identiv’s Access Cards business as the Company has continued on its previously disclosed strategy to exit low margin, third party products, total growth is expected to be 7% year-over-year.

The Company expects non-GAAP adjusted EBITDA to range between $10.0 million and $11.0 million, which would represent a minimum increase of 58% compared to the midpoint of both the Company’s updated guidance and preliminary results for fiscal 2019.

The Company expects GAAP net income attributable to Identiv, Inc. to range between $2.0 million and $3.0 million, and earnings per basic share to range between $0.06 and $0.12.

The Company anticipates positive GAAP net cash from operations and non-GAAP free cash flow for full year 2020.

Conference Call

Identiv management will hold a conference call today (January 30, 2020) at 5:00 p.m. ET (2:00 p.m. PT) to discuss these preliminary results. A question and answer session will follow management’s presentation.

Toll-Free Number: 1-855-327-6837

International Number: 1-631-891-4304

Call ID: 10008502

Webcast link

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast simultaneously and available for replay here.

The replay of the call will be available after 8:00 p.m. Eastern time on the same day through March 1, 2020 under 1-844-512-2921 (Toll-Free Replay Number) and 1-412-317-6671 (International Replay Number) with Replay ID: 10008502.

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control, video analytics and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, banking, retail, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded Company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA and non-GAAP free cash flow. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above exclude items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision for income taxes, net income attributable to noncontrolling interest, interest expense, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, increase in fair value of earnout liability, acquisition related transaction costs, and restructuring and severance. Non-GAAP free cash flow includes capital expenditures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. For historical periods, the Company will provide a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures in its press release announcing complete fourth quarter and fiscal year 2019 results. The Company has not provided a reconciliation of its full-year 2020 guidance regarding non-GAAP adjusted EBITDA and non-GAAP free cash flow to an expected net income (loss) and net cash used in/provided by operating activities guidance because certain components of those measures cannot be reasonably projected. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense, income tax expense (benefit), share-based compensation, and foreign currency (gains) losses and capital expenditures. These components could significantly impact actual net income (loss) and net cash used in/provided by operating activities.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding future operating and financial performance, including fourth quarter and full year 2019 preliminary results and updated 2020 guidance, the Company’s beliefs regarding its ability to achieve its business and strategic objectives and expected benefits thereof, the drivers of momentum and stability in its business, the Company’s belief that greater scale and recurring revenue are key to mitigating variance in financial results, the Company’s beliefs regarding the potential benefits of forming a strategic committee and exploring strategic alternatives, and the Company’s beliefs regarding the benefits and attributes of its platform and products, and its status in the market and with customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, actual results for the fourth quarter and fiscal 2019, including completion of the 2019 audit and any audit adjustments, and for 2020, the results and potential benefits, if any, of the Company’s exploration of strategic alternatives, the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, the actual benefits achieved through acquisitions, the level and timing of customer orders, the success of its products and partnerships, industry trends and seasonality, and factors discussed in its public reports, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Charlie Schumacher

Gateway Investor Relations

1-949-574-3860

IR@identiv.com

Media Contact:

press@identiv.com